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                                                                          UNAUDITED
CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Six months ended June 25, 1994 and June 26, 1993
(In thousands)



                                                           June 25,         June 26,
Increase (decrease) to cash                                  1994             1993
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings                                           $   28,865       $   27,948
  Adjustments to reconcile net earnings
    to net cash provided by operations:
  Depreciation and amortization                               6,399            6,321
  Deferred compensation and income taxes                        655              729
  Changes in assets and liabilities, net                    (26,306)         (18,489)
    Net cash provided by operations                           9,613           16,509

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition                                               (10,718)               -
  Capital expenditures                                       (7,388)          (4,775)
  Other investing activities                                    106            1,508
    Net cash used by investing activities                   (18,000)          (3,267)

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from long-term borrowings                         10,000                -
  Payments of long-term debt                                (10,000)               -
  Change in notes payable                                    18,903           (3,398)
  Net treasury stock activity                                (6,206)             393
  Dividends paid                                            (11,287)          (9,221)
    Net cash used by financing activities                     1,410          (12,226)

CASH
  Effect of exchange rates on cash                               52              (46)
  Change in cash                                             (6,925)             970
  Cash at beginning of period                                 9,284            2,441
  Cash at end of period                                  $    2,359       $    3,411












See accompanying notes to the consolidated financial statements.
                                   -4-
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